Exhibit 99

FOR IMMEDIATE RELEASE

Contact:         Stacey Calbert
                        Brinker International
                        Media Hotline  (800) 775-7290

BRINKER INTERNATIONAL SIGNS AGREEMENT
SIGNIFICANTLY EXPANDING FRANCHISE OWNERSHIP

DALLAS, January 4, 2007 — Brinker International, Inc. (NYSE: EAT) announced an agreement with Pepper Dining, Inc., an affiliate of Olympus Partners. Under the agreement, Pepper Dining will acquire 89 company-owned Chili’s Grill & Bar restaurants for an undisclosed sum with plans to develop an additional 20-44 new franchised Chili’s locations in areas including Massachusetts, New Hampshire, Vermont, Connecticut, Rhode Island, Maine, New York, Virginia, South Carolina, North Carolina and Georgia.

This will be the largest franchise transaction in Brinker history, and is part of the company’s announced strategy to expand domestic and international franchise ownership of its brands from 20 percent to approximately 30 percent within the next 12 months. Including this transaction, over the past year Brinker domestic and international franchisees will have purchased 125 company-owned restaurants and signed development commitments for more than 200 locations over the next 10 years. The transaction is subject to customary closing conditions.

“We are proud to reach this milestone agreement with Olympus Partners, and look forward to accelerating the growth of the Chili’s brand throughout the eastern United States,” said Todd Diener, President of Chili’s Grill & Bar.

A private equity firm established in 1989, Olympus Partners is based in Stamford, Conn., with investments in a variety of companies, including consumer products as well as manufacturing, healthcare, financial and business services. Olympus’ experience in the restaurant industry includes past and current investments in Pennant Foods, a Wendy’s International franchisee, as well as K-MAC Enterprises, which operates Taco Bell, KFC and Golden Corral restaurants.   Olympus was also a founding investor in HomeTown Buffets.

“It’s an honor for us to establish a relationship with a company as respected as Brinker International. Chili’s Grill & Bar is an American favorite, and we look forward to working with the existing management teams to take the brand to new heights of success,” said Paul Rubin, Partner, Olympus Partners.

Chili’s Grill & Bar is the flagship brand of Dallas-based Brinker International, a recognized leader in casual dining. Chili’s offers a fun, energetic atmosphere and a distinct, fresh mix of grilled American favorites at 1,200 locations in 24 countries. Other Brinker brands include Romano’s Macaroni Grill, Maggiano’s Little Italy and On The Border Mexican Grill & Cantina. For more information, please visit www.chilis.com.

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